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CCG Elite Investor Relations
Mr. Crocker Coulson, President
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Email: crocker.coulson@ccgir.com

FOR IMMEDIATE RELEASE

China Wind Systems, Inc. Announces Appointment of Independent Director

Wuxi, Jiangsu Province, China, - May 2, 2008 -China Wind Systems, Inc. (OTC Bulletin Board: CWSI.OB), which, through its wholly owned subsidiaries and affiliated companies, manufactures and sells industrial equipment for use in the textile and energy related industries in the People’s Republic of China, announced today that it has elected Mr. Raymond Pirtle, Jr. as a director and he will serve on the Company’s audit and compensation committees. Mr. Pirtle is an independent director.
Mr. Pirtle has served as chief manager of Claridge Company, LLC, a privately-held financial services firm whose primary focus is to link small corporations with professional investors, since March 2005. Mr. Pirtle was a founder and served as senior managing director of Avondale Partners, LLC, an independently-owned, Nashville-based financial services firm dedicated to equity research, investment banking activities and equity capital markets, from June 2001 to March 2005. He served as managing director and as a director of SunTrust Equitable Securities Corporation from February 1989 to June 2001. Prior to that time, he was a General Partner of J.C. Bradford & Co. from 1966 to 1989. Mr. Pirtle currently serves as a director of Premiere Global Services, Inc., IceWeb, Inc. and Tricell, Inc. Mr. Pirtle is also a member of the audit committee of Premiere Global Services, Inc. and IceWeb, Inc.

On April 30, 2008, Shike Zhu resigned from the Board of Directors. However, he will continue to stay on as a consultant to the Company.

About China Wind Systems, Inc.
China Wind Systems, through its affiliates, Huayang Dye Machine and Huayang Electrical Power Equipment, manufactures and sells industrial equipment for use in the textile and energy related industries in China. Since August 2007, the Company has shifted its strategy to focus on the growing wind energy industry in China, and has begun to supply high precision rolled rings to companies in the wind power energy industry.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

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